EXHIBIT 3

11766 Wilshire Blvd, Suite #870
Los Angeles, CA 90025
(310) 479-3434


        LIBERATION INVESTMENTS TO SUBMIT SHAREHOLDER PROPOSALS AT BALLY
                    TOTAL FITNESS CORPORATION ANNUAL MEETING

Los Angeles, CA - June 8, 2004 - Investment funds Liberation Investments, L.P. and Liberation Investments Ltd. announced today that they have notified Bally Total Fitness Holding Corporation (NYSE: BFT) of their intention to submit certain governance proposals for approval at the Company's July 29, 2004 Annual Meeting of Stockholders. The proposals relate to: (i) separation of the offices of Chief Executive Officer and Chairman of the Board, (ii) removal of the Company's stockholder rights plan, (iii) declassification of the Company's board of directors, and (iv) adoption of a mandatory retirement age for directors at 75 years old. The Liberation funds own approximately 5.81% of the company's outstanding shares.

Liberation Investments, L.P. and Liberation Investments Ltd. are private investment funds managed by Liberation Investment Group LLC. Emanuel R. Pearlman is the majority member and general manager of Liberation Investment Group LLC, and as such may be deemed to be the beneficial owner of the shares of Bally Total Fitness owned by the Liberation funds.

The Liberation funds intend to file a proxy statement and other relevant documents with the SEC in support of the proposals. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. The Liberation funds and Mr. Pearlman may be deemed to be participants in the solicitation of proxies from the stockholders of Bally Total Fitness in connection with the annual meeting. Information about these participants and their ownership of Bally Total Fitness shares can be found in the Liberation funds Schedule 13D filings with the SEC and will be set forth in the proxy statement filed by the Liberation funds with the SEC. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.